EXHIBIT 99.2
Domestic Company
Section 303A
Annual CEO Certification
As the Chief Executive Officer of USEC Inc. (USU), and as required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual, I hereby certify that as of the date hereof I am not aware of any violation by the Company of NYSE’s corporate governance listing standards, other than has been notified to the Exchange pursuant to Section 303A.12(b) and disclosed on Exhibit H to the Company’s Domestic Company Section 303A Annual Written Affirmation.
This certification is:

☑	Without qualification

or

☐	With qualification

By	/s/ John K. Welch

Print Name:	John K. Welch
Title:	President and Chief Executive Officer
Date:	April 30, 2008
[No Exhibit H accompanied the Annual Written Affirmation.]